EXHIBIT 15


                                LIVENT INC.


                                              June 12, 1998

 The Ovitz Family Limited Partnership
 c/o Dreyer, Edmonds & Associates
 355 South Grand Avenue
 Suite 4150
 Los Angeles, CA  90071



 Dear Optionee:

                     RE:  GRANT OF OPTION

           This letter agreement sets forth the terms and conditions pursuant to which the Corporation has granted to you (the "Optionee"), effective as of April 9, 1998 (the "Date of Grant"), an option to purchase common shares of Livent Inc.

 1.   DEFINED TERMS

           Where used herein, the following terms shall have the following meanings, respectively:

 (a)  "Board" shall mean the board of directors of the Corporation;

 (b) "Change in Control shall mean the occurrence of any of the following events:

      (i) any "person" (within the meaning of Section 13(d) of the Securities Exchange Act of 1934, as amended from time to time (the "Act")) is or becomes the beneficial owner within the meaning of Rule 13d-3 under the Act (a "Beneficial Owner"), directly or indirectly, of securities of the Corporation (not including in the securities beneficially owned by such person any securities acquired from the Corporation or its affiliates) representing 50% or more of the combined voting power of the Corporation's then outstanding securities, excluding the Investor (as defined in the Investment Agreement) and any person who becomes such a Beneficial Owner in connection with a transaction described in clause (A) of paragraph
      (iii) below: or

      (ii) the following individuals cease for any reason to constitute a majority of the number of directors then serving: individuals who, as of the Effective Time, constitute the Board and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of the Corporation) whose appointment or election by the Board or nomination for election by the Corporation's stockholders was approved or recommended by a vote of at least a majority of the directors then still in office who either were directors as of the Effective Time or whose appointment, election or nomination for election was previously so approved or recommended; or

      (iii) there is consummated a merger or consolidation of the Corporation or any direct or indirect wholly-owned subsidiary of the Corporation with any other corporation, other than (A) a merger or consolidation which would result in the voting securities of the Corporation outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof), in combination with the ownership of any trustee or other fiduciary holding securities under an employee benefit plan of the Corporation or any subsidiary of the Corporation, more than 50% of the combined voting power of the securities of the Corporation or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation, or (B) a merger or consolidation effected to implement a recapitalization of the Corporation (or similar transaction) in which no person other than the Investor is or becomes the Beneficial Owner, directly or indirectly, of securities of the Corporation representing 50% or more of the combined voting power of the Corporation's then outstanding securities; or

      (iv) the stockholders of the Corporation approve a plan of complete liquidation or dissolution of the Corporation or there is consummated an agreement for the sale or disposition by the Corporation of all or substantially all of the Corporation's assets, other than a sale or disposition by the Corporation of all or substantially all of the Corporation's assets to an entity, more than 50% of the combined voting power of the voting securities of which are owned by stockholders of the Corporation in substantially the same proportions as their ownership of the Corporation immediately prior to such sale.

      Notwithstanding the foregoing, a "Change in Control" shall not be deemed to have occurred by virtue of (i) the consummation of the transactions contemplated by the Investment Agreement or (ii) the consummation of any transaction or series of integrated transactions immediately following which the record holders of the common stock of the Corporation immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in an entity which owns all or substantially all of the assets of the Corporation immediately following such transaction or series of transactions;

 (c) "Common Shares" shall mean the common shares of the Corporation, or, in the event of an adjustment contemplated by Section 8 hereof, such other shares or securities to which the Optionee may be entitled upon the exercise of an Option as a result of such adjustment;

 (d) "Corporation" shall mean Livent Inc., and includes any successor corporation thereto;

 (e) "Effective Time" shall mean the effective time of the consummation of the transactions contemplated by the Investment Agreement;

 (f)  "Expiration Time" shall mean 5:00 p.m. (Toronto time) on April 9,
      2008;

 (g) "Investment Agreement" shall mean the Investment Agreement entered into between the Corporation and Lynx Ventures L.P., dated as of April 13, 1998;

 (h) "Option" shall mean the option to purchase Common Shares granted hereunder;

 (i) "Option Price" shall mean the price per share specified in Section 3 below at which Common Shares may be purchased under the Option, as the same may be adjusted from time to time in accordance with Section 8 hereof;

 (j) "Subsidiary" shall have the meaning ascribed to such term in the Business Corporation Act (Ontario); and

 (k) "Take-Over Bid" shall mean a bona fide offer to acquire Common Shares that is a "take-over bid" as such term is defined in the Securities Act (Ontario), as such statute is amended, varied or re-enacted from time to time, provided that (i) such offer is made to all or substantially all of the holders of Common Shares, (ii) such offer is made to acquire all or substantially all of the Common Shares outstanding on the date of such offer and (iii) the Board issues a recommendation that holders of Common Shares accept such offer.

 2.   GRANT OF OPTION

           The Corporation hereby grants to the Optionee, on the terms and subject to the conditions set forth in this agreement, an irrevocable option (the "Option") to purchase 990,000 Common Shares (the "Optioned Shares"), subject to any adjustment of such shares or of the number of such shares in accordance with Section 8 below. The Options will be granted in four equal series, designated "Series A," "Series B," "Series C" and "Series D," each of which will entitle the Optionee to purchase 247,500 Optioned Shares.

 3.   OPTION PRICE

           Subject to any adjustments in accordance with Section 8 hereof, the Option Price at which each Optioned Share may be purchased upon exercise of the Option at any time and from time to time shall be U.S.$8.00.

 4.   VESTING PERIODS

      (a) Subject to the terms and conditions set forth herein, the Optionee shall have a vested and nonforfeitable right in the Option during the periods and in the amounts specified below:

           (i) as to all of the Series A Optioned Shares and Series B Optioned Shares, on or after the first anniversary of the Effective Time until the Expiration Time; and

           (ii) as to all of the Series C Optioned Shares and Series D Optioned Shares, on or after the second anniversary of the Effective Time until the Expiration Time.

      (b) Subject to the terms and conditions set forth herein, the Optionee shall have the right to take up and purchase the Optioned Shares, at any time and from time to time, during the periods and in the amounts specified below:

           (i) as to the Series A Optioned Shares, after they have become vested pursuant to Section 4(a) above;

           (ii) as to the Series B Optioned Shares, after the later of (A) the time that they have become vested pursuant to Section 4(a) above and (B) the first date after the Date of Grant on which the twenty trading day trailing average closing price on NASDAQ exceeds U.S. $8.80;

           (iii)     as to the Series C Optioned Shares, after the later of
                     (A) the time that they have become vested pursuant to
                     Section 4(a) above and (B) the first date after the Date of Grant on which the twenty trading day trailing average closing price on NASDAQ exceeds U.S. $10.40; and

           (iv) as to the Series D Optioned Shares, after the later of (A) the time that they have become vested pursuant to Section 4(a) above and (B) the first date after the Date of Grant on which the twenty trading day trailing average closing price on NASDAQ exceeds U.S. $12.00.

 5.   TERMINATION

           The Option shall expire and terminate and be of no further force or effect whatsoever as to the Optioned Shares in respect of which the Option has not been exercised as of the earlier to occur of (a) the Expiration Time or (b) termination of the Investment Agreement prior to consummation of the transactions contemplated thereby.

 6.   CHANGE IN CONTROL

           In the event of a Take-Over Bid or a Change in Control, the Optionee, at any time while the Take-Over Bid is open for acceptance, and at any time following a Change in Control, and notwithstanding any conditions to the contrary regarding exercise otherwise attaching to such Option (whether pursuant to Section 4 above or otherwise), may take up and purchase any or all of the Optioned Shares covered by such Option.

 7.   EXERCISE OF OPTIONS

      (a) An Option may be exercised from time to time by delivery to the Corporation at its registered office of a written notice of exercise addressed to the Secretary of the Corporation specifying the number of Common Shares with respect to which the Option is being exercised and accompanied by payment in full of the Option Price of the Common Shares to be purchased. Certificates for such Common Shares shall be issued and delivered to the Optionee as soon as practicable following the receipt of such notice and payment. Payment of the Option Price may be made (i) in cash, (ii) by cheque or money order, or (iii) by a combination of the foregoing methods.

      (b) Notwithstanding any other provision hereof, the Corporation's obligation to issue Common Shares to an Optionee pursuant to the exercise of an Option shall be subject to:

      (i) completion of such registration or other qualification of such Common Shares or obtaining approval of such governmental authority as the Corporation shall determine to be necessary or advisable in connection with the authorization, issuance or sale thereof;

      (ii) the admission of such Common Shares to listing on any stock exchange on which the Common Shares are then listed; and

      (iii) the receipt from the Optionee of such representations, agreements and undertakings, including as to future dealings in such Common Shares, as the Corporation or its counsel determines to be necessary or advisable in order to safeguard against the violation of the securities laws of any jurisdiction.

 In this connection the Corporation shall, to the extent necessary, take all reasonable steps to obtain such approvals, registrations and qualifications as may be necessary for the issuance of such Common Shares in compliance with applicable laws and for the listing of such Common Shares on any stock exchange on which the Common Shares are then listed.

 8.   CERTAIN ADJUSTMENTS

           Appropriate adjustments in the number and kind of Common Shares or other property issuable upon exercise of the Option and in the Option Price shall be made by the Board to give effect to changes in the Common Shares of the Corporation resulting from subdivisions, consolidations or reclassification of the Common Shares of the Corporation, the payment of dividends or other distributions by the Corporation (other than dividends or other distributions determined by the Board to be in the ordinary course), mergers, consolidations, combinations or similar transactions or other relevant changes in the capital of the Corporation.

 9.   REGISTRATION AND POSSESSION OF OPTION SHARES

           Upon each exercise of the Option in accordance with Section 7 hereof, the Corporation shall cause the transfer agent of the Common Shares forthwith to register in the name of the Optionee, or in such other name as the Optionee may direct, the Optioned Shares paid for by the Optionee in connection with that exercise of the Option (the "Purchased Shares") and to prepare and deliver to the Optionee a definitive certificate in the name of the Optionee, or in such other name as the Optionee may direct, representing such Purchased Shares.

 10.  TERMINATION OF OPTION BY OPTIONEE

           The Optionee may at any time terminate the Option by written notice given to the Corporation at its registered address, and, forthwith upon the receipt by the Corporation of any such notice in writing, the Option shall expire and terminate as to the Optioned Shares in respect of which the Option has not been exercised.

 11.  OPTIONEE NOT REQUIRED TO EXERCISE OPTION

           The Optionee shall have no obligation to purchase and/or pay for, and the Corporation shall have no obligation to issue, any Optioned Shares except those Optioned Shares in respect of which the Optionee shall have exercised the Option in accordance with the terms and conditions of this agreement.

 12.  REPRESENTATION AND WARRANTY BY OPTIONEE

           The Optionee represents and warrants to the Corporation, as a continuing representation and warranty which shall be true and correct on the date of this agreement and on each date that the Optionee exercises the Option as if made and given on and as of each such date, that the Optionee is acquiring the Option and will acquire the Purchased Shares as principal and not as agent, nominee or trustee on behalf of any other party.

 13.  GENERAL

      (a)  Time shall be of the essence of this agreement.

      (b)  All dollar amounts referred to in this agreement are in U.S.
           funds.

      (c) The division of this agreement into articles, sections, paragraphs, subparagraphs and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this agreement.

      (d) In the event that any day on or before which any action is to be taken under this agreement is not a business day in the place where the action is to be taken, then such action shall be required to be taken on or before the requisite time on the next succeeding day that is a business day in such place.

      (e) This agreement shall be construed, interpreted and enforced in accordance with, and the respective rights and obligations of the parties shall be governed by, the laws of the Province of Ontario and the federal laws of Canada applicable therein, and each party hereby irrevocably and unconditionally agrees to the non-exclusive jurisdiction of the courts of such Province.

      (f) This agreement shall enure to the benefit of and be binding upon the parties to this agreement and the successors and assigns of the Corporation and legal personal representatives of the Optionee.

      (g) This agreement and the Option granted to the Optionee is non-assignable and non-transferable otherwise than, to the extent permitted by applicable law, by will or pursuant to the laws of succession or descent and distribution and, during the lifetime of the Optionee, the Option shall be exercisable only by the Optionee, provided however that the Company shall not be required to file a prospectus or otherwise be required to take any action or incur any expense in connection with any proposed transfer by will or pursuant to the laws of succession or descent and distribution. Subject to applicable law, but notwithstanding anything in this letter agreement to the contrary, the Optionee may, at any time in its sole and absolute discretion, assign any or all of its rights and obligations under this letter agreement and the Option to Michael S. Ovitz (the "Executive") or to any corporation, partnership or other entity controlled directly or indirectly by the Executive. The Optionee shall notify the Company in writing of any such assignment and such assignment shall be effective at any time specified by the Optionee in such notice. Any person or entity to whom the rights and obligations under this letter agreement have been assigned in accordance with this Section 13(g) may further assign such rights and obligations, provided that such further assignment also satisfies the requirements of this Section 13(g). This Agreement shall inure to the benefit of and be enforceable by the Optionee's legal representatives and successors and any person or entity to whom this letter agreement and the Option are assigned pursuant to this Section 13(g).

      (h) This agreement may be executed by the parties in counterparts and, when so executed, such counterparts shall constitute a single agreement.

      (i) The provisions of this agreement may not be modified, waived or discharged without obtaining the consent of applicable securities regulatory authorities and unless such waiver, modification or discharge is agreed to in writing by the parties hereto.

      (j) No portion of the Option may be exercised unless and until the granting of the Option hereunder is approved by the shareholders of the Corporation to be given by a resolution passed at a meeting of the shareholders of the Corporation and accepted by The Toronto Stock Exchange.

      (k) The Optionee shall not have any rights as a shareholder of the Corporation with respect to any of the Common Shares covered by the Option until the Optionee shall have exercised the Option in accordance with the terms hereof (including tendering payment in full of the Option Price of the Common Shares in respect of which the Option is being exercised) and the Corporation shall have issued such Common Shares to the Optionee in accordance with the terms hereof.



           If the terms and conditions of this agreement are acceptable to you, please indicate your acceptance by signing this letter and printing your name and address where indicated below.

                                    Yours truly,

                                    LIVENT INC.


                                    By: /s/ Garth H. Drabinsky
                                        ___________________________
                                    Name:  Garth H. Drabinsky
                                    Title: Chairman and
                                           Chief Executive Officer


           The undersigned Optionee has reviewed, and hereby accepts and agrees to, the provisions of this letter agreement.

                                    THE OVITZ FAMILY
                                    LIMITED PARTNERSHIP

                                    By:  The Michael and Judy
                                         Ovitz Revocable Trust,
                                         its General Partner


                                    By: /s/ Michael S. Ovitz
                                        _________________________
                                    Name:  Michael S. Ovitz
                                    Title: Trustee

                                    Address:
                                    c/o Dreyer, Edmonds &
                                          Associates
                                    355 South Grand Avenue
                                    Suite 4150
                                    Los Angeles, CA  90071-3103



                                 SCHEDULE A

                        NOTICE OF EXERCISE OF OPTION

 TO:  LIVENT INC.
      165 Avenue Road
      Suite 600
      Toronto, Ontario
      M5R 3S4

      Attention:  Secretary


      Name of Optionee:                             _____________________


      Address of Optionee:                          _____________________

                                                    _____________________

      Date of Option Agreement                      _____________________

      Number of Optioned Shares
      in respect of which Option
      is being exercised:                           _____________________

      Aggregate Option Price:                     $ _____________________

           The undersigned hereby notifies Livent Inc. (the "Corporation") of the undersigned's exercise, as detailed above, of the option granted by the Corporation pursuant to the above-referenced Option Agreement.

                                    THE OVITZ FAMILY
                                    LIMITED PARTNERSHIP

                                    By:  The Michael and Judy
                                         Ovitz Revocable Trust,
                                         its General Partner


                                    By:________________________
                                    Name:  Michael S. Ovitz
                                    Title: Trustee